EXHIBIT 99.1

For more information:
Joe McCreery - Head of Investor Relations
903-988-6425
ir@martinmlp.com

MARTIN MIDSTREAM PARTNERS L.P. ANNOUNCES ACQUISITION OF
CONTROLLING MEMBERSHIP INTERESTS IN CARDINAL GAS STORAGE PARTNERS LLC

KILGORE, TX - August 11, 2014 (GLOBE NEWSWIRE) - Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”) announced today that through its indirect wholly-owned subsidiary Redbird Gas Storage LLC (“Redbird”), it has entered into definitive documentation with Energy Capital Partners and its affiliated funds (“ECP”) to acquire all of ECP’s Category A membership interests (approximately 57.8%) in Cardinal Gas Storage Partners LLC (“Cardinal”) for total consideration of $120.0 million, subject to certain post-closing adjustments (the “Transaction”). Redbird currently owns the remaining Category A membership interest (approximately 42.2%) in Cardinal. At closing, Redbird will own 100% of the Category A interests in Cardinal and will retire approximately $265 million of net project level financings currently in place at various Cardinal subsidiaries.

Highlights of the Transaction

•	Accretive to annual distributions by $0.15+/LP unit by end of 2015

•	Management expects to recommend a distribution increase of at least $0.02/LP unit ($0.08 annually) payable in the 4Q 2014 as a result of this transaction

•	Improves Partnership’s distribution coverage ratio to above 1.05x

•	Increases percentage of fee-based cash flows from approximately 50-55% to 60-65%

•	Over 90% of working gas storage capacity contracted with a weighted average remaining life greater than 5 years

The Partnership will fund the Transaction using available capacity under its revolving credit facility. Additionally, Martin Resource Management Corporation, the controlling indirect owner of the Partnership’s general partner, has committed to purchasing at least $40 million and up to $45 million of common equity units. Closing of the Transaction is expected to occur during the third quarter 2014 and is not subject to Hart-Scott-Rodino review.

“We are excited to announce the acquisition of ECP’s interests in Cardinal Gas Storage,” said Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC, MMLP’s general partner. “As a result of this accretive transaction, management expects to recommend an increase to our quarterly distribution of approximately 4 to 5% over the next four quarters. The immediate repayment of all project finance debt at Cardinal unlocks significant value we’ve carried on our balance sheet that previously provided minimal distributable cash flow to the Partnership. The highly contracted, fee-based take-or-pay nature of the cash flow from Cardinal also improves our distribution coverage ratio and will help to reduce the 2nd and 3rd quarter seasonality of MMLP’s business going forward. Further, this acquisition will allow us to more effectively drive the strategic direction of Cardinal.”

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Post-closing, MMLP will receive 100% of the Cardinal cash flows as there will be no indebtedness at the Cardinal level. The Partnership expects to realize approximately $40 to $45 million of EBITDA from the acquisition for the full year 2015.

About Cardinal Gas Storage

Cardinal has been involved in the development, construction, operation and management of four natural gas storage facilities in North Louisiana and Mississippi since 2007. These projects total approximately 50 billion cubic feet (“bcf”) of working gas storage capacity and include Arcadia Gas Storage, Cadeville Gas Storage, Perryville Gas Storage and Monroe Gas Storage, which collectively represent approximately 26 bcf of salt cavern storage capacity and 24 bcf of depleted reservoir storage capacity.

Cardinal’s fee-based cash flow is derived primarily from long-term contracts with credit-worthy counterparties (approximately 41 bcf) or well-capitalized customers backed by letters of credit and/or parent guarantees (approximately 5 bcf). Over 90% of total working gas storage capacity is contracted with a weighted average remaining life of approximately 5 years.

Conference Call and Presentation Information

MMLP Management will host an analyst and investor conference call to discuss the Transaction on Monday, August 11, 2014, at 11:00 a.m. Eastern Daylight Time. The conference call can be accessed by calling (877) 878-2695. An audio replay of the conference call will be available by calling (855) 859-2056 from 2:00 p.m. Eastern Daylight Time on August 11, through 11:59 p.m. Eastern Daylight Time on August 23, 2014. The access code for the conference call and the audio replay is Conference ID No. 87130564. The audio replay of the conference call will also be archived on Martin Midstream Partners' website at www.martinmidstream.com.

Additionally, the Partnership will post a presentation to be discussed during the conference call to the homepage of its website at www.martinmidstream.com The presentation will be available at approximately 10:00 a.m. Eastern Daylight Time Monday, August 11, 2014.
About Martin Midstream Partners L.P. (NASDAQ: MMLP)
Martin Midstream Partners L.P. is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business lines include: (1) terminalling, storage and packaging services for petroleum products and by-products; (2) natural gas liquids distribution services and natural gas storage; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) marine transportation services for petroleum products and by-products.

Forward Looking Statements
Statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside MMLP’s control, that could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.

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